UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2013

LEAP WIRELESS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34865	33-0811062
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5887 Copley Drive

San Diego, California 92111

(Address of Principal Executive Offices)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02. Termination of a Material Definitive Agreement.

On April 15, 2013, Cricket Communications, Inc. (a wholly owned subsidiary of the registrant, “Cricket”) issued a notice of redemption (the “Notice of Redemption”) to redeem all of its 7.75% Senior Secured Notes due 2016 (the “Secured Notes”) pursuant to their optional redemption provisions at a price of 103.875% of the principal amount of outstanding Secured Notes, plus accrued and unpaid interest to, but not including, the redemption date. In connection with the issuance of the Notice of Redemption, Cricket deposited with Wilmington Trust, National Association (the “Trustee”), the full redemption price (including accrued and unpaid interest) of approximately $1,185 million and the Indenture, dated as of June 5, 2009, among Cricket, the initial guarantors listed therein and the Trustee, governing Cricket’s Secured Notes was satisfied and discharged in accordance with its terms, effective April 15, 2013.

Wilmington Trust, National Association also serves as the collateral trustee with respect to Cricket’s senior secured indebtedness, and may in the future act as trustee for or perform other financial services to Cricket and its affiliates from time to time.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Arrangement of a Registrant.

On April 15, 2013, Cricket consummated the borrowing of incremental term loans (the “Incremental Term Loans”) in an aggregate principal amount of $1,425 million under the delayed-draw incremental term loan facility (the “Incremental Term Loan Facility”) under the Credit Agreement, dated as of October 10, 2012, by and among Cricket, Leap Wireless International, Inc. (“Leap”), the lenders party thereto and Deutsche Bank Trust Company Americas (as administrative agent, the “Administrative Agent”) (as amended, the “Credit Agreement”), resulting in net proceeds to Cricket of approximately $1,399 million after deducting estimated transaction fees and expenses.

The Incremental Term Loans mature in March 2020 and bear interest at the London Interbank Offered Rate (“LIBOR”) plus 3.50% (subject to a LIBOR floor of 1.25%) or at the bank base rate plus 2.50% (subject to a base rate floor of 2.25%), as selected by Cricket. The Incremental Term Loans must be repaid in 26 quarterly installments of approximately $3.6 million each, commencing on September 30, 2013, followed by repayment of the balance at maturity.

In connection with the issuance of the Notice of Redemption, Cricket used approximately $1,185 million of the net proceeds from the Incremental Term Loans to fund the redemption payment (including accrued interest) and to satisfy and discharge the indenture governing the Secured Notes, as described in Item 1.02 above. Remaining net proceeds may be used to discharge and/or purchase up to $250 million in aggregate principal amount of Leap’s 4.50% Convertible Senior Notes due 2014, including payment of premiums, accrued interest, fees and expenses, or for general corporate purposes.

Under the Credit Agreement, Leap and its restricted subsidiaries are subject to certain limitations, including limitations on their ability to: incur additional debt or sell assets, make certain investments, grant liens and pay dividends and make certain other restricted payments. In addition, Cricket will be required to pay down the loans under the Credit Agreement (including Incremental Term Loans) under certain circumstances if Leap and its restricted subsidiaries issue debt, sell assets or property, receive certain extraordinary receipts or generate excess cash flow (as defined in the Credit Agreement). The Credit Agreement also prohibits the occurrence of a change of control, which includes the acquisition of beneficial ownership of 35% or more of Leap’s equity securities (other than a transaction where immediately after such transaction Leap will be a wholly owned subsidiary of a person of which no person or group is the beneficial owner of 35% or more of such person’s voting stock), a sale of all or substantially all of the assets of Leap and its restricted subsidiaries and a change in a majority of the members of Leap’s board of directors that is not approved by the board.

Cricket’s obligations under the Credit Agreement (including with respect to the Incremental Term Loan Facility) are guaranteed by Leap and certain existing and future subsidiaries of Leap, including all subsidiaries that guarantee Cricket’s senior notes, and are secured by substantially all of the personal property of Leap, Cricket and the subsidiary guarantors.

Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities, LLC and Citigroup Global Markets Inc. acted as the Joint Lead Arrangers and Joint Book Runners for the Incremental Term Loan Facility, and Bank of America, N.A. acted as Syndication Agent. Lazard Frères & Co. LLC acted as a financial advisor to Leap in connection with the Incremental Term Loan Facility.

Certain of the lenders under the Credit Agreement (including under the Incremental Term Loan Facility), and their respective affiliates, have performed, and may in the future perform, for Leap and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement and the first amendment thereto, which have been filed as Exhibit 10.1 to Leap’s Current Reports on Form 8-K dated October 10, 2012 and March 8, 2013, respectively, and are incorporated herein by reference.

Item 8.01. Other Events.

On April 15, 2013, Leap issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing the consummation of the borrowing of Incremental Term Loans under the Credit Agreement and the issuance of the Notice of Redemption to redeem all of Cricket’s Secured Notes.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Leap Wireless International, Inc., dated April 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEAP WIRELESS INTERNATIONAL, INC.

Date: April 15, 2013	By:	/S/ ROBERT J. IRVING, JR.
		Name:	Robert J. Irving, Jr.
		Title:	Senior Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Leap Wireless International, Inc., dated April 15, 2013.